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GulfMark Offshore Announces 1999 Financial Results



March 8, 2000 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) today announced a net loss for the fourth quarter ended December 31, 1999 of $3.4 million, or $0.42 per share (diluted), on revenues of $13.0 million. This compares to net income of $3.8 million, or $0.46 per share (diluted), on revenues of $23.4 million for the fourth quarter of 1998.

For the year ended December 31, 1999, the Company reported net income of $1.9 million, or $0.22 per share (diluted), on revenues of $72.3 million compared to net income of $17.9 million, or $2.29 per share (diluted), on revenues of $86.2 million for the same period in 1998. The annual 1998 results exclude a $0.23 per share (diluted) after tax gain on the sale of a 51% owned joint venture.

The fourth quarter decrease in both revenue and income reflects the weakest market for the Company's fleet of North Sea vessels in the last five years. This was caused by an oversupply of vessels in this market brought on by reductions in exploration and development activities, delays in the delivery of newbuild drilling rigs and an increase in the supply of service vessels built in anticipation of an expanded deepwater drilling rig market. Dayrates and utilization for the fourth quarter of 1999 were $7,342 and 70.8%, respectively,
compared to $11,598 and 97.6% in the comparable period in 1998.   Bruce
Streeter, President and COO, said "We believe this quarter represents the trough in this market, as both dayrates and utilization have improved during the first two months of 2000. In addition, four vessels, which were either undergoing conversion or mobilization during the fourth quarter, have commenced their contracts as of the first quarter of 2000, as previously announced in December 1999. These contracts alone will help improve the Company's results quarter-over-quarter before taking into account what we believe are stronger market conditions."

In the Southeast Asia market, the average dayrate for the fourth quarter of 1999 was also lower than in the third quarter of 1999 as the dayrates decreased to $3,514 from $3,839 in the prior quarter of 1999 and from $4,936 in the fourth quarter of 1998. Utilization of 70.0% for the quarter ended December 31, 1999 increased slightly compared to the previous quarters of 1999 but was still less than the comparable period utilization of 79.1% in 1998. When commenting on this market, Mr. Streeter said "We believe we have turned the corner in this market regarding utilization and are encouraged that dayrates will follow as market conditions improve in this region."








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The operating costs for the quarter and year ended December 31, 1999 were lower than in the comparable period in 1998 as the Company took steps to minimize discretionary expenditures until there were clear signs of a market turnaround. Daily operating costs for the North Sea and Southeast Asia for the quarter ended December 31,1999 were $3,834 and $1,048 respectively compared to $4,680 and $1,183 for the fourth quarter of 1998; and, $4,091 and $1,046 respectively for the year 1999 compared to $4,335 and $1,206 for the year
1998. Bareboat charter expenses, reported as a component of operating costs, increased significantly in the year to $7.0 million from $3.2 million in 1998, reflecting the impact of the additional vessels under charter during 1999. Depreciation expense also increased during 1999 to $12.4 million from $11.3 million in 1998 as a result of the increased size of the vessel fleet.

The Company maintained its strong financial position as working capital at December 31, 1999 was $35.8 million, of which $29.4 was in cash, plus availability of the full $75.0 million credit facility. During the year, the Company incurred $17.6 million in capital expenditures, including two newbuilds, the acquisition of a vessel which had been under management by the Company and the conversion of another vessel to standby service. The impact of these vessels will not be fully realized until the second quarter of 2000 as three of the four have gone under contract during the first quarter of 2000. Mr. Streeter said "We have completed our new-build program and our only capital expenditure commitment for the upcoming year is to perform the mandated drydockings required by the vessel classification societies."

Mr. Streeter concluded by saying "We will continue to seek term contracts which maximize shareholder returns while we await the return of stronger markets in both the North Sea and Southeast Asia. In the meantime, we are exploring opportunities which will deploy our assets into the expanding deepwater markets where dayrates and utilization yield higher returns."


Contact:	Edward A. Guthrie, Executive Vice President
(713) 963-9522





This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.
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GulfMark Offshore, Inc.
Press Release - For Immediate Release
March 8, 2000
Page 3 of 3

                              OPERATING RESULTS
                       (in 000's except per share amounts)

                                           Three Months Ended        Twelve Months Ended
                                              December 31,               December 31,
                                           ------------------       -------------------
                                             1999       1998          1999       1998
                                           --------   --------      --------   --------
Revenues.................................  $ 13,007   $ 23,367      $ 72,258   $ 86,194
Direct operating expenses................   (10,453)   (11,136)      (41,216)   (34,102)
General and administrative expenses......    (1,296)    (1,383)       (6,087)    (5,718)
Depreciation and amortization............    (2,995)    (3,080)      (12,420)   (11,345)
                                           --------   ---------     --------   --------
      Operating Income(Loss).............    (1,737)     7,768        12,535     35,029

Interest expense, net of interest income.    (2,664)    (2,392)       (9,501)    (8,208)
Gain on sale of joint venture interest...        --         --            --      2,930
Loss from unconsolidated subsidiary......      (583)        --          (865)        --
Minority interest and other, net.........        --         (4)           --       (146)
                                           --------   --------      --------   --------
Income (loss) before income taxes........    (4,984)     5,372         2,169     29,605
Income tax (provision) benefit...........     1,570     (1,579)         (308)    (8,816)
                                           --------   --------      --------   --------
     Net income(loss)....................  $ (3,414)  $  3,793      $  1,861   $ 20,789
                                           ========   ========      ========   ========
BASIC EARNINGS PER SHARE:
     NET INCOME (LOSS)...................  $  (0.42)  $   0.47      $   0.23   $   2.58
                                           ========   ========      ========   ========
DILUTED EARNINGS PER SHARE:
     NET INCOME (LOSS)...................  $  (0.42)  $   0.46      $   0.22   $   2.52
                                           ========   ========      ========   ========
Weighted average common shares...........     8,136      8,123         8,129      8,047
Weighted average diluted common shares...     8,136      8,258         8,271      8,255

Rates per day worked
     North Sea Capable Vessels...........  $  7,342   $ 11,598     $   9,752  $  12,068
     Standard Vessels (primarily
         Southeast Asia).................     3,514      4,936         4,203      4,859

Overall Utilization %
     North Sea Capable Vessels...........      70.8%      97.6%         85.3%      97.8%
     Standard Vessels (primarily
         Southeast Asia).................      70.0%      79.1%         66.8%      84.6%

Average Owned or Chartered
     North Sea Capable Vessels...........      21.3       18.5          19.8       15.7
     Standard Vessels (primarily
         Southeast Asia).................      12.0       12.0          12.0       13.0
                                           --------   --------      --------   --------
             Total.......................      33.3       30.5          31.8       28.7
                                           ========   ========      =========  ========

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